Exhibit 23.1

KPMG LLP Suite 800 1225 17th Street Denver, CO 80202-5598

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 31, 2025, with respect to the consolidated financial statements of Cottonwood Communities, Inc., incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/

Denver, Colorado

April 17, 2025

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

 KPMG International Limited, a private English company limited by guarantee.